Exhibit 99.1

HARMONY BIOSCIENCES REPORTS STRONG Q1 2025 FINANCIAL RESULTS, HIGHLIGHTS ADVANCEMENT OF ITS PIPELINE AND UPCOMING CATALYSTS, AND REAFFIRMS 2025 REVENUE GUIDANCE

WAKIX® (pitolisant) Net Revenue of $184.7 Million for First Quarter 2025; Representing 20% Growth Year-over-Year; Reiterates Guidance of $820-$860M

Net Income Grew 19% Year-over-Year, Building on Four Consecutive Years of Profitability; Increased Cash and Investments to Over $600 Million on Balance Sheet

Completed Recruitment of Phase 3 Registrational Trial of ZYN002 in Fragile X Syndrome; On Track for Topline Data in Q3

BP1.15205, Potential Best in Class Orexin, Data to Be Presented at SLEEP 2025 Conference in June

On Track for Initiation of Next-Generation Pitolisant-HD Phase 3 Registrational Trials in Narcolepsy & IH in Q4

Conference Call and Webcast to be Held Today at 8:30 a.m. ET

PLYMOUTH MEETING, Pa., May 6, 2025 /Business Wire/ -- Harmony Biosciences Holdings, Inc. (Nasdaq: HRMY) today announced strong year-over-year revenue growth for WAKIX® of 20% in the first quarter 2025, on its way to a potential $1B+ opportunity in narcolepsy alone and poised for additional growth from its next-gen pitolisant development programs. The company has demonstrated four consecutive years of profitability and has grown its cash and investments position to over $600M.

“Building off of our strong foundation of commercial success, we are poised for significant momentum throughout the rest of the year, driven by the upcoming catalysts from our robust, late-stage pipeline,” said Jeffrey M. Dayno, M.D., President and Chief

Executive Officer of Harmony Biosciences. “Our next major clinical milestone, topline data readout from our Phase 3 registrational trial of ZYN002 in patients with Fragile X syndrome, the RECONNECT Study, is on track for Q3. A positive readout could put us on a path toward the first ever approved treatment for this patient community. I am proud of the unique profile we have created at Harmony, a profitable, self-funding biotech company, with a robust pipeline, that has the potential to help hundreds of thousands of patients living with unmet medical needs while creating significant, long-term value.”

Franchise Highlights

Sleep/Wake Franchise

WAKIX in Narcolepsy

●	Net Revenue was $184.7 million for Q1 2025
●	2025 Net Revenue projected between $820 to $860 million
●	The average number of patients on WAKIX increased to approximately 7,200 for Q1 2025 and we exited the quarter with approximately 7,300 patients

Pitolisant HD (high-dose)

●	Higher dose and optimized pharmacokinetic profile designed for greater efficacy in narcolepsy; development program to pursue multiple additional indications
●	Phase 3 registrational trial in narcolepsy designed for greater efficacy in excessive daytime sleepiness and cataplexy; also to include endpoint on narcolepsy-related fatigue in pursuit of differentiated label
●	Phase 3 registrational trial in IH to include endpoint on sleep inertia in pursuit of differentiated label
●	On track to initiate Phase 3 registrational trials in both narcolepsy and IH in Q4 2025 with potential PDUFA dates in 2028
●	Utility patents filed out to 2044 for narcolepsy and IH

Pitolisant GR (gastro-resistant)

●	Pivotal bioequivalence study initiated in March 2025
●	Topline data readout anticipated in Q3 2025 with potential PDUFA date in 2026
●	Utility patents filed out to 2044

Orexin-2 receptor agonist (BP1.15205)

●	Comprehensive preclinical safety and efficacy data to be presented at SLEEP 2025 (June)
●	Potential to be best-in-class orexin-2 receptor agonist based on a novel chemical scaffold, preclinical potency, selectivity and safety data, as well as its potential for once-a-day dosing
●	IMPD submission on track for mid-2025; first-in-human study expected to initiate 2H 2025 with clinical data anticipated in 2026

Neurobehavioral Franchise

ZYN002

●	Completed recruitment of Phase 3 registrational trial, the RECONNECT Study, in patients with Fragile X syndrome (FXS); on track for topline data readout in Q3
o	RECONNECT Study is designed to confirm the positive findings from the prespecified analysis of the primary outcome in the subgroup of patients with complete methylation from the Phase 2/3 CONNECT Study
●	Promising new open-label extension (OLE) data shows benefit in patients with FXS
o	Participants in the OLE trial demonstrated clinically meaningful improvements in behavioral symptoms as measured by the Aberrant Behavior Checklist – Community (ABC-CFXS Irritability)
o	More than 60% of participants achieved clinically meaningful improvement of at least 9 points on the ABC-CFXS Irritability scores out to 3 years
●	Potential to be the first and only approved treatment for patients with FXS; 80,000 patients in the U.S. and Harmony possesses global rights
●	Prepared to initiate Phase 3 registrational trial in 22q11.2 deletion syndrome (22q) in Q4 2025 (pending positive data from the RECONNECT Study)

Rare Epilepsy Franchise

EPX-100 (clemizole hydrochloride)

●	Most advanced development program in the 5HT2 (serotonin) agonist class
●	Recruitment ongoing for Phase 3 registrational trial in Dravet syndrome (ARGUS Study) with topline data anticipated in 2026
●	Recruitment ongoing for Phase 3 registrational trial in patients with Lennox-Gastaut syndrome (LIGHTHOUSE Study) with topline data anticipated in 2026

EPX-200 (lorcaserin hydrochloride)

●	Proven mechanism of action in developmental and epileptic encephalopathies (DEEs) confirmed via non-clinical and clinical data
●	Currently in IND enabling stage

First Quarter 2025 Financial Results

Net product revenue for the quarter ended March 31, 2025, was $184.7 million, compared to $154.6 million for the same period in 2024. The 20% growth versus the same period in 2024 is primarily attributed to strong commercial sales of WAKIX driven by continued organic demand tapping into a large market opportunity (approximately 80,000 patients diagnosed with narcolepsy in the U.S.) and the broad clinical utility of WAKIX across the approximately 9,000 HCPs that we call on (about 5,000 of whom do not participate in an oxybate REMS program).

GAAP net income for the quarter ended March 31, 2025, was $45.6 million, or $0.78 earnings per diluted share, compared to GAAP net income of $38.3 million, or $0.67 earnings per diluted share, for the same period in 2024. Non-GAAP adjusted net income was $60.4 million, or $1.03 earnings per diluted share, for the quarter ended March 31, 2025, compared to Non-GAAP adjusted net income of $50.7 million, or $0.88 per diluted share, for the same period in 2024.

Reconciliations of applicable GAAP financial measures to Non-GAAP financial measures are included at the end of this press release.

Harmony’s operating expenses include the following:

●	Research and Development expenses were $34.5 million in the first quarter of 2025, as compared to $22.2 million for the same quarter in 2024, representing a 56% increase;
●	Sales and Marketing expenses were $30.7 million in the first quarter of 2025, as compared to $27.2 million for the same quarter in 2024, representing a 13% increase;
●	General and Administrative expenses were $31.2 million in the first quarter of 2025, as compared to $25.7 million for the same quarter in 2024, representing a 22% increase; and
●	Total Operating Expenses were $96.5 million in the first quarter of 2025, as compared to $75.1 million for the same quarter in 2024, representing a 29% increase.

As of March 31, 2025, Harmony had cash, cash equivalents and investments of $610.2 million, compared to $576.1 million as of December 31, 2024.

2025 Net Product Revenue Guidance

Expect full year 2025 net product revenue of $820 million to $860 million.

Conference Call Today at 8:30 a.m. ET

We are hosting our first quarter 2025 financial results conference call and webcast today, beginning at 8:30 a.m. Eastern Time. The live and replay webcast of the call will be available on the investor relations page of our website https://ir.harmonybiosciences.com/. To participate in the live call by phone, dial 800-

267-6316 (domestic) or 203-518-9783 (international), and reference passcode HRMYQ125.

Non-GAAP Financial Measures

In addition to our GAAP results, we present certain Non-GAAP measures including Non-GAAP adjusted net income and Non-GAAP adjusted net income per share, which we believe provides important supplemental information to management and investors regarding our performance. These measurements are not a substitute for GAAP measurements, and the manner in which we calculate Non-GAAP adjusted net income and Non-GAAP adjusted net income per share may not be identical to the manner in which other companies calculate adjusted net income and adjusted net income per share. We use these Non-GAAP measurements as an aid in monitoring our financial performance from quarter-to-quarter and year-to-year and for benchmarking against comparable companies. Non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that we may exclude for purposes of our Non-GAAP financial measures; and we may in the future cease to exclude items that we have historically excluded for purposes of our Non-GAAP financial measures.

About WAKIX® (pitolisant) Tablets
WAKIX, a first-in-class medication, is approved by the U.S. Food and Drug Administration for the treatment of excessive daytime sleepiness (EDS) or cataplexy in adult patients with narcolepsy and for the treatment of EDS in pediatric patients 6 years of age and older with narcolepsy. It was granted orphan drug designation for the treatment of narcolepsy in 2010, and breakthrough therapy designation for the treatment of cataplexy in 2018. WAKIX is a selective histamine 3 (H₃) receptor antagonist/inverse agonist. The mechanism of action of WAKIX is unclear; however, its efficacy could be mediated through its activity at H₃ receptors, thereby increasing the synthesis and release of histamine, a wake promoting neurotransmitter. WAKIX was designed and developed by Bioprojet (France). Harmony has an exclusive license from Bioprojet to develop, manufacture and commercialize pitolisant in the United States.

Indications and Usage
WAKIX is indicated for the treatment of excessive daytime sleepiness (EDS) or cataplexy in adult patients with narcolepsy and for the treatment of excessive daytime sleepiness (EDS) in pediatric patients 6 years of age and older with narcolepsy.

Important Safety Information

Contraindications
WAKIX is contraindicated in patients with known hypersensitivity to pitolisant or any component of the formulation. Anaphylaxis has been reported. WAKIX is also contraindicated in patients with severe hepatic impairment.

Warnings and Precautions
WAKIX prolongs the QT interval; avoid use of WAKIX in patients with known QT prolongation or in combination with other drugs known to prolong the QT interval. Avoid use in patients with a history of cardiac arrhythmias, as well as other circumstances that may increase the risk of the occurrence of torsade de pointes or sudden death, including symptomatic bradycardia, hypokalemia or hypomagnesemia, and the presence of congenital prolongation of the QT interval.

The risk of QT prolongation may be greater in patients with hepatic or renal impairment due to higher concentrations of pitolisant; monitor these patients for increased QTc. Dosage modification is recommended in patients with moderate hepatic impairment and moderate or severe renal impairment. WAKIX is contraindicated in patients with severe hepatic impairment and not recommended in patients with end-stage renal disease (ESRD).

Adverse Reactions
In the placebo-controlled clinical trials conducted in patients with narcolepsy with or without cataplexy, the most common adverse reactions (≥5% and at least twice placebo) for WAKIX were insomnia (6%), nausea (6%), and anxiety (5%). Other adverse reactions that occurred at ≥2% and more frequently than in patients treated with placebo included headache, upper respiratory tract infection, musculoskeletal pain, heart rate increased, hallucinations, irritability, abdominal pain, sleep disturbance, decreased appetite, cataplexy, dry mouth, and rash.

In the placebo-controlled phase of the clinical trial conducted in pediatric patients 6 years and older with narcolepsy with or without cataplexy, the most common adverse reactions (≥5% and greater than placebo) for WAKIX were headache (19%) and insomnia (7%). The overall adverse reaction profile of WAKIX in the pediatric clinical trial was similar to that seen in the adult clinical trial program.

Drug Interactions
Concomitant administration of WAKIX with strong CYP2D6 inhibitors increases pitolisant exposure by 2.2-fold. Reduce the dose of WAKIX by half.

Concomitant use of WAKIX with strong CYP3A4 inducers decreases exposure of pitolisant by 50%. Dosage adjustments may be required.

H1 receptor antagonists that cross the blood-brain barrier may reduce the effectiveness of WAKIX. Patients should avoid centrally acting H1 receptor antagonists.

WAKIX is a borderline/weak inducer of CYP3A4. WAKIX may reduce the effectiveness of sensitive CYP3A4 substrates, including hormonal contraceptives. Patients using hormonal contraception should be advised to use an alternative non-hormonal contraceptive method during treatment with WAKIX and for at least 21 days after discontinuing treatment.

Use in Specific Populations

There is a pregnancy exposure registry that monitors pregnancy outcomes in women who are exposed to WAKIX during pregnancy. Patients should be encouraged to enroll in the WAKIX pregnancy registry if they become pregnant. To enroll or obtain information from the registry, patients can call 1-800-833-7460.

The safety and effectiveness of WAKIX have not been established for treatment of excessive daytime sleepiness in pediatric patients less than 6 years of age with narcolepsy.

The safety and effectiveness of WAKIX have not been established for treatment of cataplexy in pediatric patients with narcolepsy.

WAKIX is extensively metabolized by the liver. WAKIX is contraindicated in patients with severe hepatic impairment. Dosage adjustment is required in patients with moderate hepatic impairment.

WAKIX is not recommended in patients with end-stage renal disease. Dosage adjustment of WAKIX is recommended in patients with eGFR <60 mL/minute/1.73 m2.

Dosage reduction is recommended in patients known to be poor CYP2D6 metabolizers; these patients have higher concentrations of WAKIX than normal CYP2D6 metabolizers.

Please see the Full Prescribing Information for WAKIX for more information.

To report suspected adverse reactions, contact Harmony Biosciences at 1-800-833-7460 or the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About Narcolepsy
Narcolepsy is a rare, chronic, debilitating neurological disease of sleep-wake state instability that impacts approximately 170,000 Americans and is primarily characterized by excessive daytime sleepiness (EDS) and cataplexy – its two cardinal symptoms – along with other manifestations of REM sleep dysregulation (hallucinations and sleep paralysis), which intrude into wakefulness. EDS is the inability to stay awake and alert during the day and is the symptom that is present in all people living with narcolepsy. In most patients, narcolepsy is caused by the loss of hypocretin/orexin, a neuropeptide in the brain that supports sleep-wake state stability. This disease affects men and women equally, with typical symptom onset in adolescence or young adulthood; however, it can take up to a decade to be properly diagnosed.

About Idiopathic Hypersomnia
Idiopathic Hypersomnia (IH) is a rare and chronic neurological disease that is characterized by excessive daytime sleepiness (EDS) despite sufficient or even long sleep time. EDS in IH cannot be alleviated by naps, longer sleep or more efficient sleep. People living with IH experience significant EDS along with the symptoms of sleep inertia (prolonged difficulty waking up from sleep) and 'brain fog' (impaired cognition, attention, and alertness). The cause of IH is unknown, but it is likely due to alterations in areas of the brain that stabilize states of sleep and wakefulness. IH is one of the central disorders of hypersomnolence and, like narcolepsy, is a debilitating sleep disorder that can result in significant disruption in daily functioning.

About ZYN002
ZYN002 is the first-and-only pharmaceutically manufactured synthetic cannabidiol devoid of THC and formulated as a patent-protected permeation-enhanced gel for transdermal delivery through the skin and into the circulatory system. The product is manufactured through a synthetic process in a cGMP facility and is not extracted from the cannabis plant. ZYN002 does not contain THC, the compound that causes the euphoric effect of cannabis, and has the potential to be a nonscheduled product if approved. Cannabidiol, the active ingredient in ZYN002, has been granted orphan drug designation by the United States Food and Drug Administration (FDA) and the European Medicines Agency (EMA) for the treatment of FXS and for the treatment of 22q. Additionally, ZYN002 has received FDA Fast Track designation for the treatment of behavioral symptoms in patients with FXS.

About Fragile X Syndrome
Fragile X syndrome (FXS) is a rare genetic disorder that is the leading known cause of both inherited intellectual disability and autism spectrum disorder. The disorder negatively affects synaptic function, plasticity and neuronal connections, and results in a spectrum of intellectual disabilities and behavioral symptoms, such as social avoidance and irritability. While the exact prevalence is unknown, upwards of 80,000 patients in the U.S. and 121,000 patients in the European Union and the UK are believed to have FXS, based on FXS prevalence estimates of approximately 1 in 4,000 to 7,000 in males and approximately 1 in 8,000 to 11,000 in females. There is a significant unmet medical need in patients living with FXS as there are currently no FDA-approved treatments for this disorder.

FXS is caused by a mutation in FMR1, a gene which modulates a number of systems, including the endocannabinoid system, and most critically, codes for a protein called FMRP. The FMR1 mutation manifests as multiple repeats of a DNA segment, known as the CGG triplet repeat, resulting in deficiency or lack of FMRP. FMRP helps regulate the production of other proteins and plays a role in the development of synapses, which are critical for relaying nerve impulses, and in regulating synaptic plasticity. In people with full mutation of the FMR1 gene, the CGG segment is repeated more than 200 times, and in most cases causes the gene to not function. Methylation of the FMR1 gene also plays a role in determining functionality of the gene. In approximately 60% of patients with FXS, who have complete methylation of the FMR1 gene, no FMRP is produced, resulting in dysregulation of the systems modulated by FMRP.

About Clemizole Hydrochloride (EPX-100)
EPX-100, clemizole hydrochloride, is under development for the treatment of Dravet syndrome (DS) and Lennox-Gastaut syndrome (LGS). EPX-100 acts by targeting central 5-hydroxytryptamine receptors to modulate serotonin signaling. The drug candidate is administered orally twice a day in a liquid formulation and has been developed based on a proprietary phenotype-based zebrafish drug screening platform. DS is caused by a loss of function mutation in the SCN1A gene, and scn1 mutant zebrafish replicate the genetic etiology and phenotype observed in the majority of DS patients. The scn1Lab mutant zebrafish model that expresses voltage gated sodium channels has been used for high-throughput screening of compounds that modulate Nav1.1 in the central nervous system.

About Dravet Syndrome

Dravet syndrome (DS) is a severe and progressive epileptic encephalopathy that begins in infancy and causes significant impact on patient functioning. DS begins in the first year of life and is characterized by high seizure frequency and severity, intellectual disability, and a risk of sudden unexpected death in epilepsy. Approximately 85% of

Dravet syndrome cases are caused by de novo loss-of-function (LOF) mutations in a voltage-gated sodium channel gene, SCN1A1. DS has an estimated incidence rate of 1:15,700.

About Lennox-Gastaut Syndrome
Lennox-Gastaut syndrome (LGS) is a rare and drug-resistant epileptic encephalopathy characterized by onset in children between 3-5 years of age. The underlying cause of LGS is unknown and can be related to a wide range of factors including genetic differences and structural differences in the brain. As a result, patients experience multiple seizure types, including atonic seizures, and developmental, cognitive, and behavioral issues. LGS affects approximately 48,000 patients in the U.S.

About Harmony Biosciences
Harmony Biosciences is a pharmaceutical company dedicated to developing and commercializing innovative therapies for patients with rare neurological diseases who have unmet medical needs. Driven by novel science, visionary thinking, and a commitment to those who feel overlooked, Harmony Biosciences is nurturing a future full of therapeutic possibilities that may enable patients with rare neurological diseases to truly thrive. Established by Paragon Biosciences, LLC, in 2017 and headquartered in Plymouth Meeting, Pa., we believe that when empathy and innovation meet, a better future can begin; a vision evident in the therapeutic innovations we advance, the culture we cultivate, and the community programs we foster. For more information, please visit www.harmonybiosciences.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our full year 2025 net product revenue, expectations for the growth and value of WAKIX, plans to submit an sNDA for pitolisant in idiopathic hypersomnia; our future results of operations and financial position, business strategy, products, prospective products, product approvals, the plans and objectives of management for future operations and future results of anticipated products. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our commercialization efforts and strategy for WAKIX; the rate and degree of market acceptance and clinical utility of pitolisant in additional indications, if approved, and any other product candidates we may develop or acquire, if approved, including ZYN002 and EPX-100; our research and development plans, including our plans to explore the therapeutic potential of pitolisant in additional indications; our ongoing and planned clinical trials; our ability to expand the scope of our license agreements with Bioprojet Société Civile de Recherche (“Bioprojet”); the availability of favorable insurance coverage and reimbursement for WAKIX; the timing of, and our ability to obtain, regulatory approvals for pitolisant for other indications as well as any other product candidates; our estimates regarding expenses, future revenue, capital requirements and additional financing needs; our ability to identify, acquire and integrate additional products or product candidates with significant commercial potential that are consistent with our commercial objectives; our commercialization, marketing and manufacturing capabilities and strategy; significant competition in our industry; our intellectual property position; loss or retirement of key members of management; failure to successfully execute our growth strategy, including any delays in our planned future growth; our failure to maintain effective internal controls; the impact of government laws and regulations; volatility and fluctuations in the price of our common stock; the significant costs and required management time as a result of operating as a public company; the fact that the price of Harmony's common stock may be volatile and fluctuate substantially; statements related to our intended share repurchases and repurchase timeframe; and macroeconomic effects and changes in market conditions, including the impact of tariffs, inflation and the risk of recession. These and other important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on February 25, 2025, and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

HARMONY BIOSCIENCES HOLDINGS, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Net product revenue	$184,733	$154,615
Cost of product sold	31,994	27,484
Gross profit	152,739	127,131
Operating expenses:
Research and development	34,540	22,189
Sales and marketing	30,711	27,233
General and administrative	31,243	25,676
Total operating expenses	96,494	75,098
Operating income	56,245	52,033
Other expense, net	(276)	(141)
Interest expense	(3,836)	(4,535)
Interest income	5,044	4,428
Income before income taxes	57,177	51,785
Income tax expense	(11,617)	(13,451)
Net income	$45,560	$38,334
Unrealized income (loss) on investments	179	(173)
Comprehensive income	$45,739	$38,161
EARNINGS PER SHARE:
Basic	$0.79	$0.68
Diluted	$0.78	$0.67
Weighted average number of shares of common stock - basic	57,309,938	56,771,251
Weighted average number of shares of common stock - diluted	58,524,566	57,597,627

HARMONY BIOSCIENCES HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31,	December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$488,998	$453,001
Investments, short-term	17,955	14,185
Trade receivables, net	105,969	83,033
Inventory, net	6,384	7,198
Prepaid expenses	16,470	13,714
Other current assets	6,916	8,121
Total current assets	642,692	579,252
NONCURRENT ASSETS:
Property and equipment, net	1,378	1,257
Restricted cash	270	270
Investments, long-term	103,245	108,874
Intangible assets, net	107,302	113,263
Deferred tax asset	194,709	190,398
Other noncurrent assets	5,939	5,886
Total noncurrent assets	412,843	419,948
TOTAL ASSETS	$1,055,535	$999,200
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$17,459	$13,744
Accrued compensation	7,582	18,776
Accrued expenses	112,701	120,640
Current portion of long-term debt	17,500	16,250
Other current liabilities	19,876	5,672
Total current liabilities	175,118	175,082
NONCURRENT LIABILITIES:
Long-term debt, net	158,182	163,016
Other noncurrent liabilities	1,710	1,947
Total noncurrent liabilities	159,892	164,963
TOTAL LIABILITIES	335,010	340,045
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS’ EQUITY:
Common stock—$0.00001 par value; 500,000,000 shares authorized at March 31, 2025 and December 31, 2024, respectively; 57,393,673 and 57,144,887 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	1	1
Additional paid in capital	672,503	656,872
Accumulated other comprehensive income	245	66
Retained earnings	47,776	2,216
TOTAL STOCKHOLDERS’ EQUITY	720,525	659,155
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,055,535	$999,200

HARMONY BIOSCIENCES HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS

(In thousands except share and per share data)

	Three Months Ended
	March 31,	March 31,
	2025	2024
GAAP net income	$45,560	$38,334
Non-GAAP Adjustments:
Non-cash interest expense (1)	166	180
Depreciation	7	163
Amortization (2)	5,961	5,961
Stock-based compensation expense	12,450	10,434
Income tax effect related to non-GAAP adjustments (3)	(3,776)	(4,350)
Non-GAAP adjusted net income	$60,368	$50,722

GAAP reported net income per diluted share	$0.78	$0.67
Non-GAAP adjusted net income per diluted share	$1.03	$0.88

Weighted average number of shares of common stock used in non-GAAP diluted per share	58,524,566	57,597,627

(1) Includes amortization of deferred finance charges.

(2) Includes amortization of intangible asset related to WAKIX.

(3) Calculated using the reported effective tax rate for the periods presented less impact of valuation allowance release and discrete items.

Harmony Biosciences Investor Contact:

Brennan Doyle

484-539-9700

bdoyle@harmonybiosciences.com

Harmony Biosciences Media Contact:

Cate McCanless

202-641-6086

cmccanless@harmonybiosciences.com